ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-168461
Dated July 19, 2011

July 19, 2011

OILSANDS QUEST INC.

Oilsands Quest Inc. announces further details of $60 million rights offering open to all stockholders

CALGARY, ALBERTA – Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest,” “OQI” or “the Company”), announced today changes to the rights offering announced in a Free Writing Prospectus filed with the SEC on July 18, 2011 (the “Rights Offering”).

As previously disclosed, holders of Oilsands Quest Sask Inc. (“OQI Sask”) exchangeable shares (the “Exchangeable Shares”) that elect to exchange their Exchangeable Shares for shares of common stock of the Company by July 25, 2011, will receive rights exercisable for common shares of the Company (the “Rights”).  In addition, the Company now proposes that a holder of Exchangeable Shares that does not exchange Exchangeable Shares for common shares by July 25, 2011, will receive Rights if it is a holder of Exchangeable Shares on July 28, 2011 (the “Record Date”).

Accordingly, each holder of shares of common stock of the Company and each holder of Exchangeable Shares on the Record Date will receive 0.816 subscription rights per share held, not 0.861 subscription rights per share held as previously disclosed, for a total of 300,000,000 rights.

The Company expects to mail a rights certificate and a prospectus supplement to each U.S. shareholder, eligible Canadian holder, and each holder of Exchangeable Shares on or about August 1, 2011. All other previously announced terms of the rights offering remain unchanged.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state or jurisdiction.

Oilsands Quest has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before investing, individuals should read the prospectus in that registration statement, the other documents Oilsands Quest has filed with the SEC, and the prospectus supplement we will file with the SEC for more complete information about us and this rights offering. The documents are available free of charge by visiting EDGAR on the SEC website at www.sec.gov. Eligible Canadian holders and holders of Exchangeable Shares should read the Canadian base prospectus dated August 16, 2010 and the Canadian prospectus supplement that we will file on SEDAR. Alternatively, Georgeson, Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-613-9988.

About Oilsands Quest Inc.

Oilsands Quest Inc. (NYSE Amex: BQI) (www.oilsandsquest.com) is exploring and developing oil sands permits and licenses, located in Saskatchewan and Alberta. On July 15, 2011, the Company announced that it had converted portions of its Axe Lake permits to 15 year leases, which are the first oilsands leases in Saskatchewan. The Company operates through wholly owned subsidiaries. Our primary operating subsidiary is OQI Sask. We have generated no revenue. We have used significant funds in operations, and expect this trend to continue for the foreseeable future.  There is no assurance that we can raise enough funds to accomplish our development plan, explore and exploit our properties or generate revenues or net income.

For More Information
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

Forward-looking statements:

This free writing prospectus includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this free writing prospectus that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

●           the Company’s plans to raise additional capital;
●           implementation of the Company’s business plan;
●           the amount and nature of development and exploration expenditures;
●           the timing of exploration and development activities;
●           potential reservoir recovery optimization processes; and
●           business strategies and development of our business plan and drilling programs.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to the ability to raise additional capital, risks associated with the Company’s ability to implement its business plan, risks inherent in the oil sands industry, regulatory and economic risks, land tenure risks, lack of infrastructure in the region in which the company’s resources are located and risks associated with the Company’s ability to implement its business plan.  The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.